Exhibit 99.1

Scientific Learning Reports Third Quarter Results

OAKLAND, Calif.--(BUSINESS WIRE)--October 21, 2010--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter Summary (3Q10 vs. 3Q09)

  Total revenues decreased 50% to $10.2 million, while booked sales decreased 56% to $11.4 million, caused by a K-12 booked sales decrease of 59% to $10.5 million;
  Gross profit decreased 56% to $7.4 million and gross margin decreased to 72.6% from 84.0% of total revenues;
  Operating loss of $0.8 million versus operating income of $6.8 million, and EBITDAS of $0.2 million versus $7.5 million;
  Net loss of $0.8 million versus net income of $6.5 million
  Net loss per share of $0.04 versus earnings per share of $0.35.

Andy Myers, Chief Executive Officer stated, “Overall, our results continue to reflect a challenging K-12 environment. As school districts struggle with current and anticipated budget shortfalls, they are often creatively juggling available federal funds to save teacher jobs and core services at the expense of implementing supplemental programs like ours. In addition, our comparison was especially difficult because of a $6.9 million order in last year’s third quarter. Looking ahead to the fourth quarter, we still have significant opportunities in the pipeline and the potential to close the year on a strong note. We began seeing an increased level of activity in September as schools returned their focus from getting their budgets and teachers in place to educating students.”

Myers continued, “Our products are highly effective, they align with current educational reform initiatives, and there continues to be strong interest in our programs from school districts, parents, international and virtual school partners. However, we also know that the critical product and technology improvements we are making are necessary for a more diversified sales approach in K-12 and more predictable, aggressive revenue growth across our various markets. Our success in 2009 gave us the financial wherewithal to make significant organizational changes and invest in this transformation, which should begin to have a positive impact on sales in 2011. We are not pleased with our third quarter and year-to-date results, but we remain very excited about our progress toward our long term goals and are not deterred by the short-term challenges we are experiencing in the K-12 environment.”

Operating Results

Total revenues decreased 50% to $10.2 million in the third quarter of 2010 compared to $20.3 million in the third quarter of 2009. Product revenues decreased 67% to $5.0 million, however service and support revenue increased 8% to $5.2 million. Product revenue decreased mainly as a result of lower booked sales. The increase in service and support revenue was primarily due to the increased delivery of both on-line and traditional service offerings for training and implementation, and more schools using our Progress Tracker reporting tool. Total booked sales decreased 56% in the third quarter, driven by a 59% decrease in K-12 sales. School districts current and anticipated budget shortfalls are making it especially difficult to close large deals in our pipeline. Last year’s third quarter also included an extraordinarily large $6.9 million deal.

Gross profit decreased 56% to $7.4 million in the third quarter of 2010 compared to $17.0 million in the third quarter of 2009. Gross profit margin decreased to 72.6% from 84.0% of total revenues. The decrease in the gross profit margin was primarily driven by a change in revenue mix toward services and support, which carry a lower gross margin. Product gross profit margin decreased to 89.4% from 93.5%, mainly due to fixed logistics costs being spread over a lower amount of revenue compared to previous quarters. Service and support gross profit margin increased to 56.2% from 53.3%, as support, professional services and Progress Tracker gross margins all increased on more efficient delivery of both web-based and on premise services and a reduction in royalties paid on our Progress Tracker reporting tool.

Total operating expenses decreased 20% to $8.2 million in the third quarter of 2010 compared to $10.3 million in the third quarter of 2009. Sales and marketing expenses decreased 24% to $4.8 million, primarily due to lower commission and bonus accruals. Research and development expenses increased by 5% to $1.9 million, primarily due to higher headcount and consulting expenses in product development and management. General and administrative expenses decreased 30% to $1.5 million, mainly due to lower bonus accruals.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) decreased to $197,000 in the third quarter 2010 from $7.5 million in the third quarter 2009. Operating loss in the third quarter 2010 was $795,000 versus operating income of $6.8 million in the third quarter 2009. Net loss was $820,000, or $0.04 per share, in the third quarter of 2010 compared to net income of $6.5 million, or $0.35 per share, in the third quarter of 2009.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Selected Balance Sheet Information

As of September 30, 2010, cash and short-term investments were $17.2 million compared to $16.9 million at September 30, 2009 and $20.7 million at December 31, 2009. Net accounts receivable were $4.6 million at September 30, 2010 compared to $10.3 million at September 30, 2009 and $6.4 million at December 31, 2009.

Conference Call Information

A conference call to discuss third quarter results and the outlook for 2010 is scheduled for today, October 21, 2010 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), conference id number 15196833 approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 international and enter conference id number 15196833.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 200 research studies and protected by over 55 patents. Learners realize achievement gains of 1 - 2 years in as little as 8 - 12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used nearly 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s future booked sales and other financial results, the availability of funding and other trends in the K-12 education market, the overall economic environment, and our product development plans and their anticipated impact. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended June 30, 2010 (Part II, Item 1A, Risk Factors), filed August 13, 2010. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEET
(In thousands)
Unaudited

	September 30,	December 31,	September 30,
	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$8,067	$20,679	$16,908
Short-term investments	9,102	-	-
Accounts receivable, net	4,590	6,390	10,284
Prepaid expenses and other current assets	2,130	2,142	1,726

Total current assets	23,889	29,211	28,918

Property and equipment, net	2,269	1,780	1,671
Goodwill	4,568	4,568	4,568
Other intangible assets, net	4,686	5,476	5,715
Other assets	1,967	2,093	2,096

Total assets	$37,379	$43,128	$42,968

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$554	$812	$953
Accrued liabilities	4,115	7,362	6,365
Deferred revenue	17,009	15,859	18,902

Total current liabilities	21,678	24,033	26,220
Deferred revenue, long-term	4,854	6,371	6,274
Other liabilities	871	795	713

Total liabilities	27,403	31,199	33,207

Stockholders' equity:
Common stock and additional paid-in capital	88,727	87,182	86,533
Accumulated other comprehensive income	6	-	-
Accumulated deficit	(78,757)	(75,253)	(76,772)

Total stockholders' equity:	9,976	11,929	9,761

Total liabilities and stockholders' equity	$37,379	$43,128	$42,968

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues:

Products	$5,049	$15,510	$17,773	$25,630
Service and support	5,185	4,783	15,833	13,904
Total revenues	10,234	20,293	33,606	39,534

Cost of revenues:

Cost of products	534	1,015	1,616	1,961
Cost of service and support	2,270	2,236	6,996	6,442
Total cost of revenues	2,804	3,251	8,612	8,403

Gross profit	7,430	17,042	24,994	31,131

Operating expenses:

Sales and marketing	4,763	6,243	16,563	16,967
Research and development	1,945	1,846	5,808	4,588
General and administrative	1,517	2,169	6,040	6,019
Total operating expenses	8,225	10,258	28,411	27,574

Operating income (loss)	(795)	6,784	(3,417)	3,557

Interest and other income	14	(28)	49	90

Income (loss) before income tax	(781)	6,756	(3,368)	3,647
Income tax expense	44	301	136	367
Net income (loss)	$(825)	$6,455	$(3,504)	$3,280
	(825)	6,455	(3,504)	3,280
Basic net income (loss) per share	$(0.04)	$0.36	$(0.19)	$0.18
Shares used in computing basic net income (loss) per share	18,551	18,077	18,447	17,980
Diluted net income (loss) per share	$(0.04)	$0.35	$(0.19)	$0.18
Shares used in computing diluted net income (loss) per share	18,551	18,648	18,447	18,505

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009

Operating Activities:
Net loss	$(825)	$6,455	$(3,504)	$3,280
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	650	472	1,919	1,183
Stock based compensation	340	286	1,158	1,034
Increase in deferred tax asset valuation allowance	-	-	-	-
Changes in operating assets and liabilities:	-	-	-	-
Accounts receivable	2,186	(1,229)	1,800	(2,567)
Prepaid expenses and other current assets	(240)	(279)	12	(385)
Other assets	74	80	(121)	(11)
Accounts payable	(82)	(99)	(257)	279
Accrued liabilities	(264)	2,413	(3,247)	2,401
Deferred revenue	1,310	6,562	(367)	5,224
Other liabilities	(21)	28	76	88

Net cash used in operating activities	$3,128	$14,689	$(2,531)	$10,526

Investing Activities:
Purchases of property and equipment, net	(556)	(67)	(1,371)	(584)
Purchases of short-term investments	(2,979)	-	(11,920)
Sales and maturies of short-term investments	2,324	-	2,824
Additions to capitalized software	-	(234)	-	(986)
Purchase of Soliloquy	-	-	-	-

Net cash used in investing activities	(1,211)	(301)	(10,467)	(1,570)

Financing Activities:				-
Borrowings under bank line of credit	-	-		2,500
Repayment of borrowings	-	(2,500)		(2,500)
Proceeds from issuance of common stock, net	38	71	386	402

Net cash provided by financing activities	38	(2,429)	386	402

Decrease in cash and cash equivalents	1,955	11,959	(12,612)	9,358

Cash and cash equivalents at beginning of period	6,112	4,949	20,679	7,550

Cash and cash equivalents at end of period	$8,067	$16,908	$8,067	$16,908

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Booked Sales	$11,399	$26,122	$31,460	$45,115
Less Revenue	(10,234)	(20,293)	(33,606)	(39,533)
Other adjustments	145	733	1,779	(358)
Net increase in current and long-term deferred	$1,310	$6,562	$(367)	$5,224

Beginning balance in current and long-term deferred	20,553	18,614	22,230	19,952
Ending balance in current and long-term deferred	$21,863	$25,176	$21,863	$25,176

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to EBITDAS

$s in thousands
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net income (loss)	$(825)	$6,455	$(3,504)	$3,280
Adjustments to reconcile to EBITDAS:
Income tax provision	44	302	136	367
Interest (income) expense, net	(13)	5	(40)	24
Depreciation and amortization	650	472	1,919	1,183
Stock compensation expense	340	286	1,158	1,034
Adjusted EBITDAS	$196	$7,520	$(331)	$5,888

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Three months ended September 30,			Nine months ended September 30,
	2010			2010
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total

Cost of Products	265	-	265	790	-	790
Cost of Service and Support	41	27	68	126	90	216
Operating Expenses	344	313	657	1003	1068	2,071
Total	$650	$340	$990	$1,919	$1,158	$3,077

$s in thousands	Three months ended September 30,			Nine months ended September 30,
	2009			2009
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	168	-	168	479	-	479
Cost of Service and Support	31	36	67	84	106	190
Operating Expenses	273	250	523	620	928	1,548
Total	$472	$286	$758	$1,183	$1,034	$2,217

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com